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EX-11
Statement re: computation of earnings per share

LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)

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

                                                                           Six Months Ended June 30,
                                                                              1998            1999
                                                                              ----            ----
Net loss                                                                    $ 20,266        $ 34,663
                                                                            ========        ========

Net loss attributable to common stockholders                                $ 20,266        $ 58,274
                                                                            ========        ========

Weighted average shares of common stock outstanding
used in computing basic and diluted net loss per share
outstanding                                                                    6,179          14,565
                                                                            ========        ========

Basic and diluted net loss per share attributable to
common shareholders                                                         $  (3.28)       $  (3.98)
                                                                            ========        ========

Shares of common stock used in computing pro forma basic
and diluted net loss per share                                                                21,027
                                                                                            ========

Pro forma basic and diluted net loss per share                                              $  (2.77)
                                                                                            ========
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